UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          June 11, 2010

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street Medford, Oregon 97501 (Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b),(e).  The Company has entered into a Separation, Consulting and Release Agreement with Jeffrey B. DeBoer, its Chief Financial Officer, dated June 4, 2010.  Under federal law, Mr. DeBoer had until June 11th within which to revoke the agreement which he did not elect to do. Pursuant to the agreement, Mr. DeBoer will resign his current position no later than October 31, 2010 but will continue to serve the Company as a part-time consultant for a two year period following his resignation.  The agreement provides that Mr. DeBoer will receive a severance payment of $690,000 upon resignation and will receive a consulting fee of $5,000 per month during the consulting period, and certain other benefits provided in the agreement.

In announcing his pending departure, Mr. DeBoer stated that he had accomplished the goals he set when he joined the company in 1997 and the Company restructuring that started in 2008 is now largely completed.  He is ready for the next challenging career opportunity.

Under his leadership, the Company has developed a strong finance and accounting team and has identified an internal candidate expected to be promoted following Mr. DeBoer’s departure.

A full copy of the agreement is attached as Exhibit 99.1 hereto.

Item 9.01      Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99.1 Separation, Consulting and Release Agreement

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2010	By:	LITHIA MOTORS, INC. (Registrant) /s/ Kenneth E. Roberts Kenneth E. Roberts Assistant Secretary